Exhibit 99.1

Amphenol

News Release

World Headquarters
358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

2005 FIRST QUARTER RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  April 20, 2005.  Amphenol Corporation (NYSE-APH) reported today that first quarter 2005 diluted earnings per share increased 30% to a record $.52 compared to $.40 per share for the comparable 2004 period.  Sales for the first quarter 2005 increased 15% to $409,395,000 compared to $355,261,000 for the 2004 period.  Currency translation had the effect of increasing sales by approximately $7.7 million in the first quarter 2005 compared to the 2004 period.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “I am extremely pleased with our first quarter results.  Sales were up 15% compared to last year’s first quarter to a record $409,395,000.  The operating income margin increased from 17.3% to 18.9%.  The interconnect products segment of our business, which represents 88% of our sales, was up a strong 16% over last year with excellent profitability.  The growth was broad based across all of our end markets and included all major geographic regions.  Growth was especially strong in the industrial, wireless communication and military and aerospace markets.  The excellent top line results reflect our continuing development of new application specific solutions and value added products for our customers and our increased worldwide presence with the leading companies in our target markets.  The improved profitability in the interconnect business is also attributable to the continuing development of new application specific products as well as higher volumes and ongoing programs of cost control.  The cable products segment of our business, which is primarily for broadband cable television networks and represents 12% of our sales, was up 8% over the prior year.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  Earnings per share for the quarter were up 30% over last year, representing the thirteenth consecutive quarterly increase and a new record for the Company.  Furthermore, net income, that is income after interest expense and taxes, exceeded 11% of sales, another indication of the Company’s excellent profitability.  Cash flow from operations was also strong at $39 million for the quarter.”

“Consistent with our strategy, the Company has completed three acquisitions since the beginning of this year, with aggregate annual sales of approximately $70 million.  The acquisitions complement and broaden the Company’s presence in a number of market segments and include a Korean manufacturer of handset related products, a United States manufacturer of fiber optic systems for high performance military and industrial markets and a United States manufacturer of high speed, high density interconnect products for computer and communications related markets.  These acquisitions contributed approximately $8 million in sales in the first quarter of 2005.  We are excited about the growth opportunities presented by these excellent additions.”

“With the first quarter results, 2005 is off to a great start.  I am very proud of our organization as we continue to execute well.  We have a strong position in excellent and diversified markets and continue to increase our presence with the major companies in these markets.  Assuming a continuation of the current economic climate and relatively stable currency exchange rates, we are revising upward our expectation for full year 2005 results to a sales increase in the range of 11% to 14% and earnings per share increase in the range of 20% to 25%; this compares to our prior estimates of sales and earnings per share increases of 9% to 12% and 18% to 23%, respectively.  We expect second quarter results in the range of $430 million to $440 million and $.55 to $.57 for sales and EPS respectively.  We are very confident that we are in excellent markets with a great organization, and we are very excited about the future.”

The Company will host a conference call to discuss its first quarter results at 1:00 PM (ET) April 20, 2005.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number 517-623-4547; Passcode: Reardon.  There will be a replay available until 5:00 PM (ET) on Friday, April 22, 2005.  If you are unable to participate on the call and would like to hear a replay, the toll free dial-in number is 800-938-1164 and International dial-in replay number is 402-998-0567.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  The primary end markets for the Company’s products are communication systems for the converging technologies of voice, video and data communications, industrial/automotive and military/aerospace applications.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1 of the Company’s Form 10-K for the year ended December 31, 2004, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

FINANCIAL SUMMARY

(Unaudited)

	Three Months Ended March 31,
	2005	2004

Sales	$409,395,000	$355,261,000

Net income	46,376,000	35,658,000

Earnings per share – Basic	$.53	$.41

Average shares outstanding – Basic	88,016,736	87,977,804

Earnings per share – Diluted	$.52	$.40

Average shares outstanding – Diluted	89,904,666	89,878,164

AMPHENOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended
	March 31,
	2005	2004

Net Sales	$409,395	$355,261
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	263,425	233,230

Depreciation and amortization expense	10,814	9,433

Selling, general and administrative expense	57,823	51,315

Operating income	77,333	61,283

Interest expense	(5,403)	(5,755)
Other expenses, net	(1,664)	(1,500)

Income before income taxes	70,266	54,028

Provision for income taxes	(23,890)	(18,370)

Net income	$46,376	$35,658

Net income per common share - Basic	$0.53	$0.41

Average shares outstanding - Basic.	88,016,736	87,977,804

Net income per common share - Diluted.	$0.52	$0.40

Average shares outstanding - Diluted	89,904,666	89,878,164

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Mar. 31,	Dec. 31,
	2005	2004
	(Unaudited)
ASSETS

Current Assets:
Cash and short-term cash investments	$26,257	$30,172
Accounts receivable, less allowance for doubtful accounts of $8,143 and $8,666, respectively	230,516	214,158
Inventories	263,390	247,303
Prepaid expenses and other assets	35,439	37,382

Total current assets	555,602	529,015

Land and depreciable assets, less accumulated depreciation of $347,304 and $349,255, respectively	203,165	197,753
Deferred debt issuance costs	6,087	6,451
Goodwill	595,060	545,411
Deferred taxes and other assets	33,245	28,081

	$1,393,159	$1,306,711

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$149,129	$134,856
Accrued interest	2,215	2,183
Accrued salaries, wages and employee benefits	38,413	38,535
Other accrued expenses	75,054	85,089
Dividends payable	2,691	—
Current portion of long-term debt	17,514	16,909

Total current liabilities	285,016	277,572

Long-term debt	458,142	432,144
Accrued pension and post employment benefit obligations	101,762	102,050
Other liabilities	21,225	13,341

Shareholders’ Equity:
Common stock	88	88
Additional paid-in deficit	(196,628)	(207,504)
Accumulated earnings	833,426	789,741
Accumulated other comprehensive loss	(59,506)	(55,078)
Treasury stock, at cost	(50,366)	(45,643)

Total shareholders’ equity	527,014	481,604

	$1,393,159	$1,306,711

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Three months ended
	March 31,
	2005	2004

Net income	$46,376	$35,658
Adjustments for cash from operations:
Depreciation and amortization	10,814	9,433
Amortization of deferred debt issue costs	364	356
Net change in non-cash components of working capital	(18,827)	(22,678)
Other long term assets and liabilities	(131)	5,377

Cash provided by operations	38,596	28,146

Cash flow from investing activities:
Capital additions, net	(12,475)	(6,694)
Investments in acquisitions	(53,039)	(457)

Cash flow used by investing activities	(65,514)	(7,151)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	23,678	(174)
Decrease in borrowings under Bank Agreement	—	(15,000)
Purchase of treasury stock	(4,723)	(16,174)
Proceeds from exercise of stock options including tax benefit	4,048	15,224

Cash flow provided by (used by) financing activities	23,003	(16,124)

Net change in cash and short-term cash investments	(3,915)	4,871
Cash and short-term cash investments balance, beginning of period	30,172	23,533

Cash and short-term cash investments balance, end of period	$26,257	$28,404

Net cash paid during the year for:
Interest	5,007	5,949
Taxes	23,750	13,940

AMPHENOL CORPORATION

SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three months ended
	March 31,
	2005	2004

Trade Sales:
Interconnect Products	$361,155	$310,673
Cable Products	48,240	44,588
Consolidated	$409,395	$355,261

Operating income:
Interconnect Products	$75,791	$60,600
Cable Products	6,175	5,411
Corporate	(4,633)	(4,728)
Consolidated	$77,333	$61,283

ROS%:
Interconnect Products	21.0%	19.5%
Cable Products	12.8%	12.1%
Consolidated	18.9%	17.3%